Exhibit 99.1

DeVry Inc. Appoints Patrick Unzicker to Vice President, Finance and Chief Accounting Officer

DOWNERS GROVE, Ill.--(BUSINESS WIRE)--March 1, 2012--DeVry Inc. (NYSE: DV), a global provider of educational services, today announced that Patrick Unzicker has been named vice president, finance and chief accounting officer. Unzicker joined DeVry in 2006 as its controller and became its vice president and controller in 2008.

“Pat is a vital member of the finance team and has made significant contributions to the organization over the past six years,” said Tim Wiggins, chief financial officer. “I look forward to continuing to work with Pat in his new role. He is a great example of the strong management team we have at DeVry.”

Reporting to Tim Wiggins, Unzicker will continue to oversee the financial reporting, financial planning and analysis, and other accounting-related functions of the organization. He will also continue to play a significant role in the organization’s Operational Excellence initiative as well as in the integrations of recently announced acquisitions.

Prior to joining DeVry, Unzicker served as vice president and controller for Whitehall Jewellers, Inc. His experience also includes financial leadership positions at several other publicly held organizations. Unzicker started his career as an accountant at Price Waterhouse. He is a certified public accountant and graduate of Loyola University – Chicago.

About DeVry Inc.

DeVry's purpose is to empower its students to achieve their educational and career goals. DeVry (NYSE: DV, member S&P 500 Index) is a global provider of educational services and the parent organization of Advanced Academics, American University of the Caribbean School of Medicine, Becker Professional Education, Carrington College, Carrington College California, Chamberlain College of Nursing, DeVry Brasil, DeVry University, and Ross University Schools of Medicine and Veterinary Medicine. These institutions offer a wide array of programs in business, healthcare and technology. DeVry’s institutions serve students in secondary through postsecondary education and professionals in accounting and finance. For more information, please call 630.353.3800 or visit http://www.devryinc.com.

CONTACT:
DeVry Inc.
Investor Contact:
Joan Bates, (630) 353-3800
jbates@devry.com
or
Media Contact:
Larry Larsen, (312) 895-4717
llarsen@sardverb.com